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                                                                    Exhibit 23.5

                      [LETTERHEAD OF DELOITTE & TOUCHE LLP]

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of El Sitio, Inc. on Form F-1 of our report dated October 28, 1999 (November 5, 1999 as to the second sentence in Note 3) relating to the statement of historical net assets to be sold by IMPSAT corporation presented separately herein, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
November 18, 1999